SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549



                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15 (d) of the
                  Securities Exchange Act of 1934



                 Date of Report - February 10, 1995



              ROCHESTER GAS AND ELECTRIC CORPORATION
        (Exact name of registrant as specified in charter)



                             New York
          (State or other jurisdiction of incorporation)



                              1-672
                     (Commission File Number)



                            16-0612110
                 (IRS Employer Identification No.)



             89 EAST AVENUE, ROCHESTER, NEW YORK  14649
         (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code (716) 546-2700

Item 5.   Other Events
          ------------
Gas Cost Recovery
- -----------------
     On December 19, 1994 the Public Service Commission (PSC) instituted a proceeding to review the Company's practices regarding acquisition of pipeline capacity, the deferred costs of the capacity and the Company's recovery of those costs. The costs included in the deferral have ordinarily been recovered in the past and the Company believes that they should be recovered in this instance; however, it is possible that with respect to these costs, the PSC may not recognize all of them in rates. If that were to occur, the Company would be compelled to discontinue deferring and recovering costs above the allowed amount and would recognize the disallowed costs as they were incurred as a charge against earnings. In addition, in a more adverse decision, the PSC could order the Company to refund a portion of such costs previously collected from ratepayers. Pending conclusion of the proceeding, the PSC directed the Company to recover Order 636 transition costs over a five-year period and all other unrecovered gas costs over 18 months.

     As an interim measure, on February 1, 1995 the PSC directed the Company to remove from existing rates $16 million of annual gas revenues representing a portion of the costs attributed to excess capacity over the remaining term of the contracts. Prospective capacity release credits obtained by the Company are to be used to offset such amounts. These deferred costs are subject to recovery by the Company from customers, with interest, to the extent the Company's actions are found prudent.

     The Company cannot predict to what extent the deferred costs described above would be recoverable in rates.

     On January 25, 1995 the Company announced that it is taking steps to mitigate high billings to gas heating customers during the current warm winter. The Company will refund to customers a weather normalization adjustment that was charged during January and discontinue weather normalization charges through May. These actions are estimated to decrease 1995 pre-tax earnings from gas operations by $3.5 million, or 6 cents per share assuming normal weather and by $8.7 million, or 15 cents per share assuming the continued warm weather.

     Reference is made to page 14 of the Company's Form 10-Q for the quarterly period ended September 30, 1994 under Management's Discussion and Analysis of Financial Condition and Results of Operation - Gas Cost Recovery for further discussion of matters related to gas cost recovery.

Cogeneration Contract Litigation
- --------------------------------
     In September 1994, the Company filed a lawsuit against Kamine/Besicorp Allegany L.P. (Kamine) in New York State Court seeking to void its contract for the forced purchase of unneeded electricity at above-market prices which would result in substantial cost increases for the Company's customers. The Company estimates that Kamine will owe the Company $400 million by the midpoint of the contract term and if the contract extends to its full 25 year term, the total amount of such overpayments (plus interest) could reach approximately $700 million. Alternatively, the Company sought relief to ensure that its customers would pay no more for the Kamine power than they would pay for power from the Company's other sources of electricity. Kamine answered the Company's complaint, seeking to force the Company to take and pay for power at the above-market rates and claiming damages in an unspecified amount alleged to have been caused by the Company's conduct. The Company began receiving test generation from the Kamine facility during the last quarter of 1994. In late December 1994, the Company announced it would no longer be accepting electric power from this facility because it is the Company's position, in addition to other beliefs, that the Kamine facility is no longer a "Qualifying Facility" as specified under Federal regulations.

     On January 27, 1995, Kamine initiated a lawsuit against the Company in Federal District Court for the Western District of New York for alleged anti-trust violations by the Company that are based on the same issues that are raised by the Company's New York State Court lawsuit. The Kamine lawsuit seeks injunctive relief similar to that requested in Kamine's answer to the Company's lawsuit in New York State Court and damages of $420 million. The Company intends to vigorously defend against this lawsuit, but is unable to predict the outcome at this time.

     Reference is made to page 18 of the Company's Form 10-Q for the quarterly period ended September 30, 1994 under Management's Discussion and Analysis of Financial Condition and Results of Operation - Cogeneration Contract Litigation for a further discussion of matters related to the Kamine litigation.


Item 7.   Financial Statements and Exhibits
          ---------------------------------
     None.

                               SIGNATURE
                               ---------





          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                         ROCHESTER GAS AND ELECTRIC CORPORATION
                         --------------------------------------

                                         (Registrant)



                         By             DANIEL J. BAIER
                            -----------------------------------
                                        Daniel J. Baier
                                          Controller



Date:  February 10, 1995